Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

NEXTTRIP, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES J NONVOTING CONVERTIBLE PREFERRED STOCK

The undersigned, William Kerby, Chief Executive Officer, does hereby certify that:

1. He is the President and Chief Executive Officer of NextTrip, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, of which (a) 1,621,500 shares have been designated as Series A Convertible Preferred Stock, none of which are presently issued and outstanding; (b) 1,000 shares have been designated as Series B Convertible Preferred Stock, none of which are presently issued and outstanding; (c) 1,500 shares have been designated as Series C Convertible Preferred Stock, none of which are presently issued and outstanding; (d) 7,796 shares have been designated as Series D Convertible Preferred Stock, none of which are presently issued and outstanding; (e) 500 shares have been designated as Series E Convertible Preferred Stock, 316 of which are presently issued and outstanding; (f) 5,843,997 shares have been designated as Series F Convertible Preferred Stock, none of which are presently issued and outstanding; (g) 100,000 shares have been designated as Series G Convertible Preferred Stock, 100,000 of which are presently issued and outstanding; (h) 150,000 shares have been designated as Series H Convertible Preferred Stock, 150,000 of which are presently issued and outstanding and (i) 331,124 shares have been designated as Series I Convertible Preferred Stock, 318,706 of which are presently issued and outstanding.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the amended and restated articles of incorporation of the Corporation, as amended (the “Articles of Incorporation”), provide for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist up to two hundred ninety-seven thousand seven hundred and eighty-eight (297,788) shares of Series J Convertible Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

1. Definitions.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Common Stock Equivalents” means any securities of the Corporation or the its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 7(a).

“Conversion Ratio” shall have the meaning set forth in Section 7(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Converted Stock” shall have the meaning set forth in Section 7(a)

“Holder” means, as of a given point in time, a Person who holds Preferred Stock.

“Liquidation Event” shall have the meaning set forth in Section 6(a).

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of December 31, 2024, among the Corporation and each Purchaser, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchasers” means each of those purchasers that purchases securities of the Corporation pursuant to the Purchase Agreement, as identified on the signature pages to the Purchase Agreement.

“Requisite Holders” means holders of record of a majority of the outstanding shares of Preferred Stock (excluding, for the avoidance of doubt, any shares of Preferred Stock that are held by the Corporation or its controlled Affiliates (including in treasury), whether repurchased, redeemed or otherwise acquired, which shall not be entitled to a vote).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 7(c).

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Pink Open Market, OTCQB or the OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated by the Purchase Agreement.

2. Designation, Amount and Par Value. This series of preferred stock shall be designated and known as “Series J Convertible Preferred Stock” (the “Preferred Stock”). The number of shares constituting the Preferred Stock shall be two hundred ninety-seven thousand seven hundred and eighty-eight (297,788) shares. Each share of Preferred Stock shall have a par value of $0.001 per share.

3. Ranking. Except as otherwise provided herein, the Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the “Common Stock”), of the Corporation.

4. Dividends. Holders of Preferred Stock (each a “Holder” and collectively, the “Holders”) shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis calculated based on the Conversion Ratio, disregarding for such purpose any conversion limitations or liquidation preferences hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Preferred Stock, and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

5. Voting. Except as otherwise provided herein or as otherwise required by the Nevada Revised Statutes, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred Stock alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise. Holders of shares of Common Stock acquired upon the conversion of shares of Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock, except that such holders may not vote such shares upon the proposal for Stockholder Approval in accordance with Rule 5635 of the listing rules of The Nasdaq Stock Market LLC.

6. Liquidation Rights.

(a) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the Holders of Preferred Stock shall be entitled to participate, on an as-converted-to-Common Stock basis calculated based on the Conversion Ratio (disregarding for such purpose any conversion limitations or liquidation preferences hereunder), with holders of the Common Stock in any distribution of assets of the Corporation to the holders of the Common Stock.

(b) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

7. Conversion.

(a) Automatic Conversion. Effective as of 5:00 p.m. Eastern time on the third Business Day after the date that the Corporation’s stockholders approve the conversion of the Preferred Stock into shares of Common Stock (the “Conversion Date”) in accordance with the listing rules of the Nasdaq Stock Market, as set forth in Section 4.9 of the Purchase Agreement (the “Stockholder Approval”), each share of Preferred Stock then outstanding shall automatically convert into a number of shares of Common Stock equal to the Conversion Ratio (as defined below), subject to the Beneficial Ownership Limitation (the “Automatic Conversion”). In determining the application of the Beneficial Ownership Limitations solely with respect to the Automatic Conversion, the Corporation shall calculate beneficial ownership for each Holder assuming beneficial ownership by such Holder of: (x) the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock for which a Holder has provided the Corporation with prior written notice of beneficial ownership within 30 days prior to the date of Stockholder Approval (a “Beneficial Ownership Statement”) and assuming the conversion of all shares of Preferred Stock held by all other Holders less the aggregate number of shares of Preferred Stock held by all other Holders that will not convert into shares of Common Stock on account of the application of any Beneficial Ownership Limitations applicable to any such other Holders. If a Holder fails to provide the Corporation with a Beneficial Ownership Statement within 30 days prior to the date of Stockholder Approval, then the Corporation shall presume the Holder’s beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero. The shares of Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. The Conversion Shares shall be issued as follows: each outstanding share of Preferred Stock shall be automatically converted into one (1) share of Common Stock (subject to adjustment as set forth herein) (the “Conversion Ratio”). The shares of Preferred Stock that are converted pursuant to this Section 7 are referred to as the “Converted Stock.”

(b) Delivery of Conversion Shares Upon Conversion. Not later than five (5) Business Days after the Conversion Date, the Corporation shall deliver, or cause to be delivered, to the Holders such number of Conversion Shares being acquired upon the conversion of the Preferred Stock. The Conversion Shares shall be issued as follows:

i. Converted Stock that is registered in book entry form shall be automatically cancelled upon the Conversion Date and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders within two (2) Business Days of the effectiveness of the conversion.

ii. Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the Conversion Date and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares upon the Holder tendering to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock and any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

(c) Delivery of Certificate or Book Entry Form. Upon conversion, not later than two (2) Business Days after the Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Business Days after receipt by the Corporation of the original certificate(s) representing such shares of Preferred Stock being converted, duly endorsed by the Holder (the “Share Delivery Date”), the Corporation shall either: (a) in the event that the Holder has so elected in a written notice to the Corporation, deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Preferred Stock or (b) otherwise shall issue and deliver to such Holder or such Holder’s nominees, documentation of the book entry for the number of Conversion Shares being acquired.

(d) Beneficial Ownership Limitation. Notwithstanding anything contrary herein, the Corporation shall not effect the conversion of any of the Preferred Stock held by a Holder, and such Holder shall not have the right to convert any of the Preferred Stock held by such Holder pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) collectively would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Stock beneficially owned by such Holder or any of the other Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 7(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 7(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the Holder’s Preferred Stock is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether the Holder’s Preferred Stock is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the Holder’s Preferred Stock is convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder in compliance with this Section 7(d) prior to the issuance of any Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Holder’s Preferred Stock. The Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Preferred Stock held by the Holder and the provisions of this Section 7(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of shares of Preferred Stock.

(d) Reservation of Shares Issuable Upon Conversion. The Corporation shall reserve and keep available out of its authorized and unissued shares of Common Stock, for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable upon the conversion of the then outstanding shares of Preferred Stock. All shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round down to the next whole share of Common Stock.

(f) Transfer Taxes and Expenses. The issuance of Conversion Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(g) Certain Adjustments.

i. Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (A) subdivides outstanding shares of Common Stock into a larger number of shares; or (B) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(g) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. Upon the occurrence of each adjustment to the Conversion Ratio, the Corporation, at its expense, shall, as promptly as reasonably possible but in any event not later than five (5) Business Days thereafter, compute such adjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) Business Days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Ratio then in effect and (ii) the number of shares of Common Stock which then would be received by such Holder upon conversion.

ii. Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding

8. Redemption Right. The Preferred Stock shall not have any redemption rights.

9. Miscellaneous.

(a) Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

(b) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(c) Transfer of Preferred Stock. A Holder may transfer some or all of its shares of Preferred Stock without the consent of the Corporation so long as such transfer complies with all applicable securities laws.

(d) Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, by a majority of the Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes or the Articles of Incorporation.

IN WITNESS WHEREOF the undersigned has signed this Designation this 31st day of December 2024.

NEXTTRIP, INC.

By:
Name:	William Kerby, Chief Executive Officer

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